EXHIBIT 2

Court File No.  CV-13-10383-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

IN THE MATTER OF THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE AND ARRANGEMENT OF JAGUAR MINING INC.

AMENDED AND RESTATED PLAN OF COMPROMISE AND ARRANGEMENT

PURSUANT TO THE COMPANIES’ CREDITORS ARRANGEMENT ACT

OF JAGUAR MINING INC.

FEBRUARY 5, 2014

RECITALS

(A)	Jaguar Mining Inc. (the “Applicant” or “Jaguar”) is a debtor company (as such term is defined in the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”).

(B)	On December 23, 2013, the Honourable Justice Morawetz of the Ontario Superior Court of Justice (Commercial List) (the “Court”) granted the following Orders pursuant to the CCAA:

(i)	an Initial Order in respect of the Applicant (as such Order may be amended, restated or varied from time to time, the “Initial Order”);

(ii)
a Plan Filing and Meeting Order (as such Order may be amended, restated or varied from time to time, the “Meeting Order”) pursuant to which, among other things, the Applicant was authorized to file a plan of compromise and arrangement and to convene a meeting of affected creditors to consider and vote on the plan of compromise and arrangement, as may be amended, restated, modified or supplemented from time to time; and

(iii)
a Claims Procedure Order (as such Order may be amended, restated or varied from time to time, the “Claims Procedure Order”), which, among other things, established the procedures by which claims of affected creditors shall be filed in these proceedings.

(C)	This Amended and Restated Plan of Compromise and Arrangement will be filed on February 6, 2014 with the consent of the Majority Consenting Noteholders (as hereinafter defined).

(D)
Mineração Serras Do Oeste Ltda. (“MSOL”), Mineração Turmalina Ltda. (“MTL”), and MCT Mineração Ltda. (“MCT”), each incorporated under the laws of Brazil, are wholly-owned subsidiaries of Jaguar and are not applicants in the CCAA Proceedings.

(E)
The purpose of this Plan is to facilitate the continuation of the business of the Jaguar Group (as hereinafter defined) as a going concern, address certain liabilities of the Applicant, and effect a recapitalization and financing transaction on an expedited basis to provide a stronger financial foundation for the Jaguar Group going forward and additional liquidity to allow the Jaguar Group to continue to work towards its operational and financial goals from and after the Implementation Date in the expectation that all Persons (as hereinafter defined) with an economic interest in the Jaguar Group will derive a greater benefit from the implementation of this Plan than would otherwise result.

NOW THEREFORE the Applicant hereby proposes and presents this Plan under the CCAA.

ARTICLE 1 – INTERPRETATION

1.1	Definitions

In this Plan and the Recitals, unless otherwise stated or unless the subject matter or context otherwise requires:

“4.5% Convertible Note Indenture” means the Indenture dated as of September 15, 2009 among Jaguar, as issuer, The Bank of New York Mellon as trustee and BNY Trust Company of Canada as co-trustee pursuant to which Jaguar issued the 4.5% convertible notes;

“5.5% Convertible Note Indenture” means the Indenture dated as of February 9, 2011 among Jaguar as issuer, The Bank of New York Mellon as trustee and BNY Trust Company of Canada as co-trustee pursuant to which Jaguar issued the 5.5% convertible notes;

“Accrued Interest Claim” means, with respect to a particular Participating Eligible Investor or Funding Backstop Party, all unpaid interest accrued under the Notes at the applicable rate under the Indentures owing as at the Record Date to such Participating Eligible Investor or Funding Backstop Party;

“Accrued Interest Claims” means the aggregate of all unpaid interest accrued under the Notes at the applicable rate under the Indentures owing as at the Record Date to the Participating Eligible Investors and Funding Backstop Parties;

“Accrued Interest Offering Shares” means 9,044,203 New Common Shares;

“Ad Hoc Committee” means the ad hoc committee of Noteholders represented by the Advisors;

“Administration Charge” has the meaning given to that term in the Initial Order;

“Advisors” means Goodmans LLP, Houlihan Lokey Capital, Inc., Dias Carneiro Advogados, Behre Dolbear & Company (USA), Inc. and Stroock & Stroock & Lavan LLP;

“Affected Creditor Class” has the meaning given to that term in Section 3.1;

“Affected Unsecured Claims” means all Claims against the Applicant that are not Equity Claims;

“Affected Unsecured Creditor” means the holder of an Affected Unsecured Claim in respect of and to the extent of such Affected Unsecured Claim;

“Agreed Excluded Director/Officer Litigation Claims” means any claims against a Director and/or Officer that the Majority Consenting Noteholders and the Applicant have agreed, prior to the Implementation Date, and as set out on Schedule “A” hereto, will constitute Excluded Claims for the purposes of this Plan;

“Agreed Excluded Jaguar Litigation Claims” means any claims against Jaguar that the Majority Consenting Noteholders and the Applicant have agreed, prior to the Implementation Date, and as set out on Schedule “B” hereto, will constitute Excluded Claims for the purposes of this Plan;

“Agreed Excluded Litigation” means any proceeding commenced by any Agreed Excluded Litigation Claimant in respect of any Agreed Excluded Litigation Claims, subject to the terms of this Plan;

“Agreed Excluded Litigation Claimants” means any Persons and, if applicable, each of their respective parents, subsidiaries, associated, affiliated and related companies, corporations and Persons, and each of their directors, officers, employees, agents, affiliates, and trustees, that have asserted an Agreed Excluded Director/Officer Litigation Claim and/or an Agreed Excluded Jaguar Litigation Claim, as agreed to by the Majority Consenting Noteholders and the Applicant prior to the Implementation Date and as set out on Schedule “C” hereto;

“Agreed Excluded Litigation Claims” means, collectively, the Agreed Excluded Jaguar Litigation Claims and the Agreed Excluded Director/Officer Litigation Claims;

“Allowed” means, with respect to a Claim, any Claim or any portion thereof that has been finally allowed as a Distribution Claim (as defined in the Claims Procedure Order) for purposes of receiving distributions under this Plan in accordance with the Claims Procedure Order and the CCAA;

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter, including, where appropriate, any interpretation of the Law (or any part) by any Person, court or tribunal having jurisdiction over it, or charged with its administration or interpretation;

“Applicant” has the meaning given to that term in Recital A;

“Articles of Reorganization” means the Articles of Reorganization of Jaguar to be filed pursuant to Section 186 of the OBCA and in accordance with Section 7.4(a) hereof, in form and substance satisfactory to Jaguar and the Majority Consenting Noteholders;

“Assumed Backstop Commitment” means, in the event of a Backstop Default/Termination, if any, a Backstop Commitment, or a portion thereof, assumed by an Assuming Backstop Party from a Defaulting Backstop Party, Objecting Backstop Party, Breaching Backstop Party or Non-Delivering Backstop Party, as applicable, in accordance with the terms and conditions of this Plan and the Backstop Agreement;

“Assuming Backstop Party” means, in the event of a Backstop Default/Termination, if any, a Non-Defaulting Backstop Party, Non-Objecting Backstop Party, Non-Breaching/Non-Delivering Backstop Party, or such other party acceptable to the Backstop Parties and Jaguar in each case in accordance with the Backstop Agreement, that executes a Backstop Consent Agreement and that has assumed the obligations (and rights), or a portion thereof, of a Defaulting Backstop Party, Objecting Backstop Party, Breaching Backstop Party or Non-Delivering Backstop Party, as applicable, under the Backstop Agreement, in accordance with the terms and conditions of this Plan and the Backstop Agreement.  For greater certainty, any Assuming Backstop Party that has complied with its obligations under this Plan and the Backstop Agreement shall constitute and be treated as a Funding Backstop Party for purposes of this Plan;

“Backstop Agreement” means the backstop agreement dated November 13, 2013 (as amended from time to time) between certain Noteholders, Jaguar, MCT, MSOL and MTL, together with any Backstop Consent Agreements executed by other parties from time to time;

“Backstop Commitment” means, in respect of each Backstop Party, the commitment set forth on such Backstop Party’s signature page to the Backstop Agreement or a Backstop Consent Agreement, as applicable, which commitment may be reduced in accordance with and subject to the terms and conditions of the Backstop Agreement and this Plan;

“Backstop Commitment Reduction Election” has the meaning given to such term in Section 4.1(c);

“Backstop Commitment Shares” means 11,111,111 New Common Shares;

“Backstop Consent Agreement” means an agreement substantially in the form of Schedule B to the Backstop Agreement;

“Backstop Consideration Commitment” means, in respect of each Backstop Party, the commitment set forth on such Backstop Party’s signature page to the Backstop Agreement or a Backstop Consent Agreement, as applicable, which commitment, for greater certainty, shall not be reduced as a result of a Backstop Commitment Reduction Election;

“Backstop Default/Termination” means any of the following: (a) a breach by a Breaching Backstop Party under section 10(b)(i) or (ii) of the Backstop Agreement in respect of which the Backstop Agreement has been terminated with respect to such Breaching Backstop Party in accordance with its terms; (b) a failure by a Defaulting Backstop Party to meet its obligations in respect of its Backstop Commitment on or before the Backstop Funding Deadline; (c) a failure by a Non-Delivering Backstop Party to deliver an executed Rep Letter to Jaguar by the Election Deadline or if a representation or warranty made in such Rep Letter becomes untrue; and (d) the termination by an Objecting Backstop Party of its obligations under the Backstop Agreement in accordance with section 8(c) thereof;

“Backstop Funding Deadline” has the meaning given to such term in Section 4.1(g);

“Backstop Parties” means those Noteholders that have entered into the Backstop Agreement (including a Backstop Consent Agreement), and a “Backstop Party” means any one of the Backstop Parties, and their permitted assignees;

“Backstop Payment Amount” has the meaning given to such term in Section 4.1(f);

“Backstop Purchase Obligation” means the obligation of a Backstop Party to purchase Backstopped Shares in accordance with the terms and conditions of the Backstop Agreement and this Plan;

“Backstopped Shares” has the meaning given to such term in Section 4.1(f);

“Beneficial Noteholder” means a beneficial or entitlement holder of Notes holding such Notes in a securities account with a depository, a depository participant or other securities intermediary including, for greater certainty, such depository participant or other securities intermediary only if and to the extent such depository participant or other securities intermediary holds the Notes as a principal for its own account;

“Bradesco” means Banco Bradesco S.A.;

“Breaching Backstop Party” means a Backstop Party that has breached the Backstop Agreement under section 10(b)(i) or (ii) thereof and in respect of whom the Backstop Agreement has been terminated in accordance with its terms;

“Business Day” means any day, other than a Saturday, or a Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario and New York, New York;

“CCAA Proceedings” means the proceedings commenced by the Applicant under the CCAA as contemplated by the Initial Order;

“CRA Claim” means the claim as described in the proof of claim, dated January 21, 2014, filed by Canada Revenue Agency in the CCAA Proceedings in the amount of $5,969.13;

“Charges” has the meaning ascribed thereto in the Initial Order;

“Claim” means:

i.
any right or claim, including any Tax Claim, of any Person that may be asserted or made in whole or in part against the Applicant, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever of the Applicant, and any interest accrued thereon or costs payable in respect thereof, in existence on the Filing Date, or which is based on an event, fact, act or omission which occurred in whole or in part prior to the Filing Date, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty) or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim arising from or caused by the termination, disclaimer, resiliation, assignment or repudiation by the Applicant of any contract, lease or other agreement, whether written or oral, any claim made or asserted against the Applicant through any affiliate, subsidiary, associated or related person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative tribunal), cause or chose in action, whether existing at present or commenced in the future, and including any other claims that would have been claims provable in bankruptcy had the Applicant become bankrupt on the Filing Date, including for greater certainty any Equity Claim and any claim against the Applicant for indemnification by Director or Officer in respect of a Director/Officer Claim but excluding any such indemnification claims covered by the Directors’ Charge (each, a “Pre-filing Claim”, and collectively, the “Pre-filing Claims”);

ii.
any right or claim of any Person against the Applicant in connection with any indebtedness, liability or obligation of any kind whatsoever owed by the Applicant to such Person arising out of the restructuring, disclaimer, resiliation, termination or breach by the Applicant on or after the Filing Date of any contract, lease or other agreement whether written or oral (each, a “Restructuring Period Claim”, and collectively, the “Restructuring Period Claims”); and

iii.
any right or claim of any Person against one or more of the Directors or Officers howsoever arising, whether or not such right or claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present, future, known, or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including the right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action, whether existing at present or commenced in the future, including any right of contribution or indemnity, for which any Director or Officer is alleged to be by statute or otherwise by law liable to pay in his or her capacity as a Director or Officer (each a “Director/Officer Claim”, and collectively, the “Director/Officer Claims”), in each case other than any Excluded Claim;

“Commitment Reduction Electing Backstopper” has the meaning given to such term in Section 4.1(c);

“Common Share Consolidation” has the meaning given to such term in Section 7.4(a);

“Common Shares” means the common shares in the capital of Jaguar that are duly issued and outstanding at any time;

“Consenting Noteholder” means any Noteholder that has executed the Support Agreement (including a consent agreement substantially in the form of Schedule C thereto), in respect of whom the Support Agreement has not been terminated;

“Consolidation Number” means the quotient (to five decimal places) determined by dividing the number of Existing Shares by 1,000,000, which as of the date of this Plan is 86.39636.

“Continuing Other Director/Officer Claims” means Director/Officer Claims against the Other Directors and/or Officers;

“Court” has the meaning given to that term in Recital B;

“Credit Agreement” means the credit agreement made as of December 17, 2012 between Jaguar, as borrower, the Subsidiaries, as guarantors, and Global Resource Fund, as lender.

“Creditor” means any Person having a Claim and includes without limitation the transferee or assignee of a Claim transferred and recognized as a Creditor in accordance with the Claims Procedure Order or a trustee, executor, liquidator, receiver, receiver and manager, or other Person acting on behalf of or through such Person;

“Crown” means Her Majesty in right of Canada or a province of Canada;

“Crown Claim” means any Claim of the Crown, for all amounts that were outstanding at the Filing Date and are of a kind that could be subject to a demand under:

i.	subsection 224(1.2) of the ITA;

ii.
any provision of the Canada Pension Plan or of the Employment Insurance Act that refers to subsection 224(1.2) of the ITA and provides for the collection of a contribution, as defined in the Canada Pension Plan, or an employee’s premium, or employer’s premium, as defined in the Employment Insurance Act, and of any related interest, penalties or other amounts;

iii.
any provision of provincial legislation that has a similar purpose to subsection 224(1.2) of the ITA, or that refers to that subsection, to the extent that it provides for the collection of a sum, and of any related interest, penalties or other amounts, where the sum:

a.	has been withheld or deducted by a person from a payment to another person and is in respect of a tax similar in nature to the income tax imposed on individuals under the ITA; or

b.
is of the same nature as a contribution under the Canada Pension Plan if the province is a “province providing a comprehensive pension plan” as defined in subsection 3(1) of the Canada Pension Plan and the provincial legislation establishes a “provincial pension plan” as defined in that subsection.

“Defaulting Backstop Party” means a Backstop Party that has failed to meet its obligations in respect of its Backstop Commitment on or before the Backstop Funding Deadline;

“Designated Offshore Securities Market” has the meaning given to that term in Rule 902 of Regulation S.

“Direct Registration System Advice” means, if applicable, a statement delivered by the Transfer Agent or any such Person’s agent to any Person entitled to receive New Common Shares pursuant to the Plan indicating the number of New Common Shares registered in the name of or as directed by the applicable Person in a direct registration account administered by the Transfer Agent in which those Persons entitled to receive New Common Shares pursuant to the Plan will hold such New Common Shares in registered form and including, if applicable, a securities law legend;

“Director” means anyone who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, a director or de facto director of Jaguar;

"Director Defence Costs Indemnity Claim" means any existing or future right of any current director (as at the date of this Plan) of Jaguar who is a defendant to any Agreed Excluded Director/Officer Litigation Claims against Jaguar for indemnification of reasonable defence costs incurred by such current director of Jaguar (whether or not a director of Jaguar at the time such claim for indemnification is made) in connection with defending against such Agreed Excluded Director/Officer Litigation Claims solely to the extent that such defence costs are not covered by insurance and for which such Director or Officer of Jaguar is entitled to be indemnified by Jaguar;

“Director/Officer Claim” has the meaning given to that term in the definition of Claim;

“Director/Officer Indemnity Claim” means any existing or future right of any Director or Officer of Jaguar against Jaguar that arose or arises as a result of (i) any Person filing a Proof of Claim (as defined in the Claims Procedure Order) in respect of a Director/Officer Claim in respect of such Director or Officer of Jaguar or (ii) any Agreed Excluded Litigation Claims and/or any Agreed Excluded Litigation, in each case for which such Director or Officer of Jaguar is entitled to be indemnified by Jaguar, other than a Director Defence Costs Indemnity Claim;

“Director/Officer Insurance Policy” means any insurance policy pursuant to which any Director or Officer is insured, in his or her capacity as a Director or Officer;

“Directors’ Charge” has the meaning given to that term in the Initial Order;

“Disputed Distribution Claim” means an Affected Unsecured Claim (including a contingent Affected Unsecured Claim which may crystallize upon the occurrence of an event or events occurring after the Filing Date) or such portion thereof which has not been allowed as a Distribution Claim (as defined in the Claims Procedure Order), which is validly disputed for distribution purposes in accordance with the Claims Procedure Order and which remains subject to adjudication for distribution purposes in accordance with the Claims Procedure Order;

“Disputed Distribution Claims Reserve” means the reserve, if any, to be established by the Applicant on the Implementation Date, which shall be comprised of the Unsecured Creditor Common Shares that would have been delivered in respect of Disputed Distribution Claims if such Disputed Distribution Claims had been Allowed Claims as of such date;

“Disputed Voting Claim” means an Affected Unsecured Claim (including a contingent Affected Unsecured Claim which may crystallize upon the occurrence of an event or events occurring after the Filing Date) or such portion thereof which has not been allowed as a Voting Claim, which is validly disputed for voting purposes in accordance with the Claims Procedure Order and which remains subject to adjudication for voting purposes in accordance with the Claims Procedure Order;

“Distribution Claim” means the amount of the Affected Unsecured Claim of an Affected Unsecured Creditor against the Applicant as finally accepted and determined for distribution purposes in accordance with this Claims Procedure Order and the CCAA;

“Distribution Record Date” means the Business Day immediately before the Implementation Date;

“DSU Plan” means the Deferred Share Unit Plan for non-executive directors adopted in November of 2008 by Jaguar, as amended from time to time;

“DSU/RSU/SAR Notice” means a notice delivered by Goodmans to Jaguar prior to the date scheduled for the hearing of the motion for the Sanction Order, if, in satisfaction of Section 12.3(g) hereof, Jaguar and the Majority Consenting Noteholders have agreed to terminate the DSU Plan, the RSU Plan, and/or the SAR Plan;

“DTC” means The Depository Trust Company, or any successor thereof;

“Early Consent Deadline” means November 26, 2013 (or such other date as the Applicant, the Monitor and the Majority Consenting Noteholders may agree);

“Early Consent Shares” means 5,000,000 New Common Shares;

“Early Consenting Noteholder” means any Noteholder that has executed the Support Agreement (including a consent agreement substantially in the form of Schedule C thereto) on or before the Early Consent Deadline and in respect of whom the Support Agreement has not been terminated;

“Election Deadline” means 5:00 p.m. on the second Business Day before the Meeting (or such other time or date as the Applicant and the Majority Consenting Noteholders may agree);

“Election Form” has the meaning given to that term in Section 4.1(b);

“Electing Eligible Investor” means an Eligible Investor who has completed and submitted an Election Form on or prior to the Election Deadline to participate in the Share Offering in accordance with the Meeting Order, provided that an Electing Eligible Investor that irrevocably elects under Section 4.1(b) to participate in the Share Offering and subscribes for such number of Offering Shares that is less than such Eligible Investor’s Pro Rata Share of all Offering Shares offered pursuant to the Share Offering shall be deemed to be an Electing Eligible Investor only in respect of such lesser amount, and shall not be treated as an Electing Eligible Investor in respect of the balance;

“Electing Eligible Investor Funding Amount” has the meaning given to that term in Section 4.1(d);

“Electing Eligible Investor Funding Deadline” has the meaning given to that term in Section 4.1(e);

“Eligible Investor” means a person that: (i) is a Noteholder as at the Subscription Record Date; and (ii) has delivered an executed Rep Letter to Jaguar on or before the Election Deadline and the information set forth in such Rep Letter is true and correct as of the Implementation Date, and such person’s permitted assignees;

“Eligible Voting Creditors” means Affected Unsecured Creditors holding Voting Claims or Disputed Voting Claims;

“Employee Priority Claims” means the following claims of Jaguar’s employees and former employees:

i.
claims equal to the amounts that such employees and former employees would have been qualified to receive under paragraph 136(l)(d) of the Bankruptcy and Insolvency Act (Canada) if Jaguar had become bankrupt on the Filing Date; and

ii.
claims for wages, salaries, commissions or compensation for services rendered by them after the Filing Date and on or before the date of the Sanction Order, together with, in the case of travelling salespersons, disbursements properly incurred by them in and about Jaguar’s business during the same period.

“Equity Claim” has the meaning set forth in section 2(1) of the CCAA;

“Escrow Agent” means an independent third party escrow agent agreed to by Jaguar and the Majority Backstop Parties, in each case acting reasonably;

“Escrow Agreement” means the escrow agreement entered into by the Escrow Agent, Jaguar and the applicable Participating Eligible Investors and Funding Backstop Parties in connection with the Share Offering;

“Excluded Claim” means

i.	any claims secured by any of the Charges;

ii.	any Section 5.1(2) Director/Officer Claims;

iii.
any claims that cannot be compromised pursuant to subsection 19(2) of the CCAA, provided that no claims that have been or may be asserted by any Agreed Excluded Litigation Claimant shall constitute claims that cannot be compromised pursuant to subsection 19(2) of the CCAA for purposes of this Plan;

iv.	any claims of the Subsidiaries against the Applicant;

v.	any Secured Claims;

vi.	any Employee Priority Claims against the Applicant;

vii.	any Crown Claims against the Applicant;

viii.	the Trustees’ claims under Section 6.07 of the 4.5% Convertible Note Indenture and the 5.5% Convertible Note Indenture, if any;

ix.	any Post-Filing Claims;

x.	any claims of Persons who, at the Filing Date, are senior officers or employees of the Applicant, in respect of their employment arrangements or any termination of such arrangements;

xi.	the Renvest Claim;

xii.	the Agreed Excluded Director/Officer Litigation Claims;

xiii.	the Agreed Excluded Jaguar Litigation Claims; and

xiv.	the CRA Claim.

“Excluded Creditor” means a Person who has an Excluded Claim, but only in respect of and to the extent of such Excluded Claim;

“Existing Equity Holders” means, collectively, the Existing Shareholders and, as context requires, the Registered Holders or beneficial holders of Existing Share Options and the Registered Holders or beneficial holders of Rights, in their capacities as such;

“Existing Shareholders” means, as context requires, Registered Holders or beneficial holders of the Existing Shares, in their capacities as such;

“Existing Share Options” means all rights, options, warrants and other securities (other than the Notes) convertible or exchangeable into equity securities of Jaguar;

“Existing Shares” means all common shares of Jaguar that are issued and outstanding at the applicable time prior to the Implementation Time;

“Filing Date” means December 23, 2013;

“Funding Backstop Party” means a Backstop Party (i) in respect of whom the Backstop Agreement has not been terminated and (ii) unless such Backstop Party’s Backstop Commitment has been reduced to zero in accordance with the Backstop Agreement and this Plan, who has deposited in escrow with the Escrow Agent either (a) its Backstop Payment Amount in full in cash; or (b) a qualified letter of credit in the full amount of its Backstop Payment Amount, in each case by the Backstop Funding Deadline and in accordance with the Backstop Agreement and Section 4.1(g) of this Plan;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Implementation Date” means the Business Day on which this Plan becomes effective, which shall be the Business Day on which the Monitor has filed with the Court the certificate contemplated in Section 12.6 hereof, or such other date as the Applicant, the Monitor and the Majority Consenting Noteholders may agree;

“Implementation Time” means 12:01 a.m. on the Implementation Date (or such other time as the Applicant, the Monitor and the Majority Consenting Noteholders may agree);

“Indentures” means the 4.5% Convertible Note Indenture and the 5.5% Convertible Note Indenture;

“Initial Order” has the meaning given to that term in Recital B;

“ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.);

“Itaú BBA” means Banco Itaú BBA S.A.;

“Jaguar Group” means, collectively, Jaguar, MSOL, MCT, MTL.;

“Jaguar Insurance Policy” means any insurance policy pursuant to which Jaguar is insured and any Director or Officer is insured, in his or her capacity as a Director or Officer;

“Law” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, Brazil or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity;

“Letter of Transmittal” means a letter of transmittal to be used by Registered Holders of Existing Shares to obtain replacement share certificates reflecting the Common Share Consolidation;

“Majority Backstop Parties” means the Backstop Parties (other than Defaulting Backstop Parties) having at least 66 2/3 % of the aggregate Backstop Commitment of the Backstop Parties (other than Defaulting Backstop Parties) at the time that a consent, approval, waiver or agreement is sought pursuant to the terms of this Plan;

“Majority Consenting Noteholders” means Consenting Noteholders holding at least a majority of the aggregate principal amount of all Notes held by all Consenting Noteholders at the time that a consent, approval, waiver or agreement is sought pursuant to the terms of this Plan;

“MCT” has the meaning given to that term in Recital C;

“MSOL” has the meaning given to that term in Recital C;

“MTL” has the meaning given to that term in Recital C;

“Meeting” means a meeting of the Affected Unsecured Creditors called for the purpose of considering and voting in respect of this Plan;

“Monitor” means FTI Consulting Canada Inc., in its capacity as Court-appointed Monitor of Jaguar in the CCAA Proceedings;

“Named Directors and Officers” means the current directors and officers of Jaguar and such other directors and officers as agreed to by the Majority Consenting Noteholders prior to the Meeting;

“New Board” means the board of directors in place from and after the Implementation Date, the composition and size of which shall be satisfactory to the Majority Backstop Parties, subject to applicable Law;

“New Common Shares” means the 110,111,111 Common Shares to be issued by Jaguar on the Implementation Date in accordance with the steps set out in Section 7.4;

“Non-Breaching/Non-Delivering Backstop Parties” means those Backstop Parties that are neither Breaching Backstop Parties nor Non-Delivering Backstop Parties;

“Non-Defaulting Backstop Parties” means those Backstop Parties that are not Defaulting Backstop Parties;

“Non-Delivering Backstop Party” means a Backstop Party (who is not otherwise an Objecting Backstop Party) that has not delivered an executed Rep Letter to Jaguar by the Election Deadline or for whom a representation or warranty made in such Rep Letter becomes untrue;

“Non-Objecting Backstop Parties” means those Backstop Parties that are not Objecting Backstop Parties;

“Non-Released Director/Officer Claims” means Director/Officer Claims against the Directors and Officers of Jaguar in respect of which such Director or Officer has been adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed fraud or wilful misconduct, but excluding any claims that have been or may be asserted by any Agreed Excluded Litigation Claimants;

“Noteholder Released Claim” means the matters that are subject to release and discharge pursuant to Section 11.1(c);

“Noteholder Released Party” has the meaning given to that term in Section 11.1(c);

“Noteholder Voting Record Date” means December 19, 2013;

“Noteholders” means, as the context requires, the Registered Holders or beneficial holders of the Notes, in their capacities as such;

“Noteholders Allowed Claim” means all principal amounts outstanding and all accrued interest under the Notes as at the applicable record date under this Plan as determined in accordance with the Claims Procedure Order for purposes of voting on, and receiving distributions under, this Plan;

“Noteholder’s Allowed Claim” means, in respect of a particular Noteholder, all principal amounts outstanding and accrued interest under the Notes owing to such Noteholder as at the applicable record date under this Plan as determined in accordance with the Claims Procedure Order for purposes of voting on, and receiving distributions under, this Plan;

“Notes” means, collectively, the notes issued by Jaguar under and pursuant to the Indentures;

“Objecting Backstop Party” means a Backstop Party that has terminated its obligations under the Backstop Agreement in accordance with section 8(c) thereof;

“Offering Shares” means the 70,955,797 New Common Shares to be issued by Jaguar pursuant to the Share Offering;

“Offered Shares” means, collectively, the Offering Shares (including the Backstopped Shares), the Accrued Interest Offering Shares, and the Backstop Commitment Shares;

“Officer” means anyone who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, an officer or de facto officer of Jaguar;

“Order” means any order of the Court in the CCAA Proceedings;

“Other Directors and/or Officers” means any Directors and/or Officers other than the Named Directors and Officers;

“Outside Date” means February 28, 2014 (or such other date as the Applicant and the Majority Consenting Noteholders may agree);

“Participant Holder” has the meaning ascribed thereto in the Meeting Order;

“Participating Eligible Investor” has the meaning given to that term in Section 4.1(h);

“Participating Eligible Investor Shares” has the meaning given to that term in Section 4.1(h);

“Party” means a party to the Support Agreement and/or to the Backstop Agreement, and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party;

“Person” is to be broadly interpreted and includes any individual, firm, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture, Government Entity or any agency, officer or instrumentality thereof or any other entity, wherever situate or domiciled, and whether or not having legal status;

“Plan” means this Amended and Restated Plan of Compromise and Arrangement and any amendments, modifications or supplements hereto made in accordance with the terms hereof or made at the direction of the Court in the Sanction Order or otherwise with the consent of Jaguar and the Majority Consenting Noteholders, each acting reasonably;

“Plan Resolution” means the resolution of the Affected Unsecured Creditors relating to this Plan considered at the Meeting;

“Post-Filing Claim” means any claims against the Applicant that arose from the provision of authorized goods and services provided or otherwise incurred on or after the Filing Date in the ordinary course of business, but specifically excluding any Restructuring Period Claim;

“Pre-filing Claim” has the meaning given to that term in the definition of Claim;

“Pro Rata Share” means:

(a)
in respect of Unsecured Creditor Common Shares, the percentage that an Affected Unsecured Creditor’s Allowed Affected Unsecured Claim calculated as at the Record Date bears to the aggregate of all Allowed Affected Unsecured Claims calculated as at the Record Date and all Disputed Distribution Claims calculated as at the Record Date;

(b)
in respect of the Early Consent Shares, the percentage that an Early Consenting Noteholder’s Noteholder’s Allowed Claim calculated as at the Record Date bears to the aggregate of all Early Consenting Noteholders’ Noteholder’s Allowed Claims calculated as at the Record Date;

(c)
in respect of the Subscription Privilege, the percentage that an Eligible Investor’s Noteholder’s Allowed Claim calculated as at the Record Date bears to the Noteholders Allowed Claim calculated as at the Record Date, subject to adjustment pursuant to Section 5.2(c) hereof;

(d)
in respect of the Accrued Interest Offering Shares, the percentage that a Participating Eligible Investor’s Accrued Interest Claim or a Funding Backstop Party’s Accrued Interest Claim (without duplication), as applicable, bears to the aggregate of all Accrued Interest Claims;

(e)
in respect of the Backstop Commitment Shares, the percentage that a Funding Backstop Party’s Backstop Consideration Commitment bears to the aggregate of all Funding Backstop Parties’ Backstop Consideration Commitments; and

(f)	in respect of the Backstopped Shares, the percentage that a Backstop Party’s Backstop Commitment bears to the aggregate of all Backstop Commitments.

“Record Date” means December 31, 2013;

“Registered Holder” means (i) in respect of the Notes, the holder of such Notes as recorded on the books and records of the Trustees, (ii) in respect of the Existing Shares, the holder of such Existing Shares as recorded on the share register maintained by the Transfer Agent, and (iii) in respect of the Existing Share Options, the holder of such Existing Share Options as recorded on the books and records of Jaguar;

“Regulation S” means Regulation S as promulgated by the US Securities Commission under the US Securities Act;

“Released Claims” means the matters that are subject to release and discharge pursuant to Section 11.1(a) and (b) hereof;

“Released Party” has the meaning given to that term in Section 11.1(b);

“Renvest Claim” means any claim for amounts owing by the Applicant to Global Resource Fund, pursuant to the Credit Agreement or pursuant to any Credit Document (as such term is defined in the Credit Agreement).

“Rep Letter” means a letter from a Noteholder, or an Assuming Backstop Party who is not a Noteholder, or an Affected Unsecured Creditor with an Allowed Affected Unsecured Claim who is not a Noteholder, if applicable in accordance with Section 5.2(c) hereof, to Jaguar containing representations and warranties relating to such Person’s eligibility to acquire the Offering Shares (including the Backstopped Shares), Accrued Interest Offering Shares, or Backstop Commitment Shares under US Securities Laws, in a form acceptable to such Person and Jaguar, each acting reasonably;

“Required Majority” means a majority in number of Affected Unsecured Creditors representing at least two thirds in value of the Voting Claims of Affected Unsecured Creditors who are entitled to vote at the Meeting in accordance with the Meeting Order and who are present and voting in person or by proxy on the Plan Resolution at the Meeting;

“Restructuring Period Claim” has the meaning given to that term in the definition of Claim;

“Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“RSU Plan” means the restricted share unit plan for senior officers, employees and consultants adopted in November of 2008 by Jaguar, as amended from time to time;

“SAR Plan” means the Fourth Amended and Restated Share Appreciation Rights Plan of Jaguar, effective as of October 4, 2013;

“Sanction Order” means the Order of the Court sanctioning and approving this Plan pursuant to section 6(1) of the CCAA, which shall include such terms as may be necessary or appropriate to (i) give effect to this Plan, in form and substance satisfactory to the Applicant and the Majority Consenting Noteholders, each acting reasonably, and (ii) allow Jaguar to rely on the exemption from registration set forth in section 3(a)(10) of the US Securities Act;

“Section 5.1(2) Director/Officer Claim” means any claim against any Director and/or Officer that is not permitted to be compromised pursuant to section 5.1(2) of the CCAA, but only to the extent not so permitted, provided that any Director/Officer Claim that qualifies as a Non-Released Director/Officer Claim shall not constitute a Section 5.1(2) Director/Officer Claim for the purposes of Section 11.1(a) hereof; and provided further that no claims that have been or may be asserted by any Agreed Excluded Litigation Claimant shall constitute Section 5.1(2) Director/Officer Claims for the purposes of this Plan;

“Secured Claims” means that portion of a Claim that is (i) secured by security validly charging or encumbering property or assets of the Applicant (including statutory and possessory liens that create security interests) but only up to the value of such collateral, and (ii) duly and properly perfected in accordance with the relevant legislation in the appropriate jurisdiction as of the Filing Date;

“Share Offering” means the offering by Jaguar of Offering Shares at the Subscription Price in accordance with this Plan;

“Shareholder Rights Plan” means the Shareholder Rights Plan Agreement dated May 2, 2013 between Jaguar Mining Inc. and Computershare Investor Services Inc. as Rights Agent;

“Solicitation/Election Agent” means Globic Advisors Inc,, or any successor solicitation or election agent;

“Stock Option Plan” means the stock option plan of Jaguar in effect as of the Filing Date;

“Subscription Price” means $0.7047 per Offering Share;

“Subscription Privilege” means the right of an Eligible Investor to participate in the Share Offering by electing, in accordance with the provisions of this Plan, to subscribe for and purchase from Jaguar up to its Pro Rata Share of Offering Shares under the Share Offering;

“Subscription Record Date” means December 19, 2013;

“Subsidiaries” means, collectively, MTL, MSOL and MCT, and “Subsidiary” means any one of the Subsidiaries;

“Support Agreement” means the Support Agreement made November 13, 2013 (as amended from time to time) between Jaguar, the Subsidiaries and the Noteholders party thereto, together with any consent agreements executed by other Noteholders from time to time, substantially in the form of Schedule C thereto;

“Tax” or “Taxes” means any and all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever, including all interest, penalties, fines, additions to tax or other additional amounts in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions;

“Tax Claim” means any Claim against the Applicant for any Taxes in respect of any taxation year or period;

“Transfer Agent” means Computershare Investor Services Inc.;

“Trustees” means The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee, under each of the Indentures;

“TSX” means Toronto Stock Exchange;

“TSXV” means TSX Venture Exchange;

“Undeliverable Distribution” has the meaning given to that term in Section 8.3;

“Unsecured Creditor Common Shares” means 14,000,000 New Common Shares;

“US Dollars” or “US$” means the lawful currency of the United States of America;

“US Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute;

“US Securities Commission” means the United States Securities and Exchange Commission;

“US Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the US Securities Act, as amended, the United States Securities Exchange Act of 1934, as amended, the rules and regulations of the US Securities Commission, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange;

“Voting Claim” means the amount of the Affected Unsecured Claim of an Affected Unsecured Creditor against the Applicant as finally accepted and determined for purposes of voting at the Meeting, in accordance with the provisions of the Claims Procedure Order and the CCAA; and

“Voting Deadline” means 10 a.m. on the Business Day prior to the Meeting.

1.2	Certain Rules of Interpretation

For the purposes of this Plan:

(a)
Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an Order or an existing document or exhibit filed or to be filed means such instrument, agreement, Order, document or exhibit as it may have been or may be amended, modified, or supplemented in accordance with its terms;

(b)
The division of this Plan into articles and sections are for convenience of reference only and do not affect the construction or interpretation of this Plan, nor are the descriptive headings of articles and sections intended as complete or accurate descriptions of the content thereof;

(c)
The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)
The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)
Unless otherwise specified, all references to time herein and in any document issued pursuant hereto mean local time in Toronto, Ontario and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day;

(f)
Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(g)
Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all regulations made thereunder, all amendments to or re-enactments of such statute or regulations in force from time to time, and, if applicable, any statute or regulation that supplements or supersedes such statute or regulation;

(h)
References to a specific Recital, Article or Section shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific Recital, Article or Section of this Plan, whereas the terms “this Plan”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular Recital, Article, Section or other portion of this Plan and include any documents supplemental hereto; and

(i)	The word “or” is not exclusive.

1.3	Governing Law

This Plan shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, US Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan.

ARTICLE 2– PURPOSE AND EFFECT OF THIS PLAN

2.1	Purpose

The purpose of this Plan is to facilitate the continuation of the business of the Jaguar Group as a going concern, address certain liabilities of the Applicant, and effect a recapitalization and financing transaction on an expedited basis to provide a stronger financial foundation for the Jaguar Group going forward and additional liquidity to allow the Jaguar Group to continue to work towards its operational and financial goals from and after the Implementation Date in the expectation that all Persons with an economic interest in the Jaguar Group will derive a greater benefit from the implementation of this Plan than would otherwise result.

2.2	Effectiveness

Subject to the satisfaction, completion or waiver (to the extent permitted pursuant to Section 12.4) of the conditions precedent set out herein, this Plan will become effective in the sequence described in Section 7.4 from and after the Implementation Time and shall be binding on and enure to the benefit of the Jaguar Group, the Affected Unsecured Creditors, all Existing Equity Holders, all holders of Equity Claims, the Released Parties, the Noteholder Released Parties and all other Persons as provided for herein, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

2.3	Persons Not Affected

For greater certainty, except as provided in Sections 11.1(a)(iii), 11.1(b)(i), 11.2, 12.2(c) and 13.1, this Plan does not affect the holders of Excluded Claims to the extent of those Excluded Claims.  Nothing in this Plan shall affect the Jaguar Group’s rights and defences, both legal and equitable, with respect to any Excluded Claims, including, but not limited to, all rights with respect to legal and equitable defences or entitlements to set-offs or recoupments against such Excluded Claims.  Nothing herein shall constitute a waiver of any right of either the Monitor or the Applicant to dispute the quantum of an Excluded Claim.

ARTICLE 3– CLASSIFICATION, VOTING CLAIMS AND RELATED MATTERS

3.1	Classes

For the purposes of considering and voting on the Plan Resolution, there shall be one class of stakeholders, consisting of Affected Unsecured Creditors (the “Affected Creditor Class”).

3.2	Meeting

(a)
The Meeting shall be held in accordance with this Plan, the Meeting Order and any further Order in the CCAA Proceedings.  Subject to the terms of any further Order in the CCAA Proceedings, the only Persons entitled to notice of, to attend or to speak at the Meeting are the Eligible Voting Creditors (or their respective duly appointed proxyholders), representatives of the Monitor, the Applicant, the Consenting Noteholders, all such parties’ financial and legal advisors, the Chair (as defined in the Meeting Order), the Secretary (as defined in the Meeting Order) and the Scrutineers (as defined in the Meeting Order).  Any other person may be admitted to the Meeting only by invitation of the Applicant or the Chair.

(b)
For the purposes of voting at the Meeting, each Affected Unsecured Creditor (including a Beneficial Noteholder with respect to its Noteholder’s Allowed Claim) shall be entitled to one vote as a member of the Affected Creditor Class.

(c)
For the purposes of voting at the Meeting, the Voting Claim of any Beneficial Noteholder shall be deemed to be equal to its Noteholder’s Allowed Claim as at the Noteholder Voting Record Date.  Registered Holders of Notes, in their capacities as such, will not be entitled to vote at the Meeting.

3.3	Required Majority

In order to be approved, this Plan must receive the affirmative vote of the Required Majority of the Affected Creditor Class.

3.4	Excluded Claims

Excluded Creditors shall not be entitled to vote or (except as otherwise expressly stated in the Meeting Order) attend in respect of their Excluded Claims at any meeting to consider and approve this Plan.

3.5	Existing Equity Holders and Holders of Equity Claims

Existing Equity Holders and holders of Equity Claims shall not be entitled to attend or vote in respect of their Equity Claims at any meeting to consider and approve this Plan.

3.6	Crown Claims

All Crown Claims in respect of all amounts that were outstanding at the Filing Date shall be paid in full to the Crown within six months of the Sanction Order, as required by subsection 6(3) of the CCAA.

3.7	Payments to Employees

Immediately after the date of the Sanction Order, the Applicant will pay in full all Employee Priority Claims, if any, to its employees and former employees.

ARTICLE 4 – ELECTIONS AND SHARE OFFERING

4.1	Participation In Share Offering

(a)	Each Noteholder that is an Eligible Investor shall be entitled to participate in the Share Offering.

(b)
Pursuant to and in accordance with the Meeting Order, there shall be delivered an election form (an “Election Form”) to each Participant Holder of the Notes, as of the Subscription Record Date, together with instructions to deliver such Election Form (or copies thereof) to the applicable Beneficial Noteholders to the extent such Participant Holder is not also the Beneficial Noteholder of such Notes. Each Eligible Investor shall have the right, but not the obligation, to irrevocably elect to exercise its Subscription Privilege, with such subscription to be conditioned upon the implementation of this Plan and effective on the Implementation Date in accordance with Section 7.4.  In order to exercise its Subscription Privilege, such Eligible Investor shall return, or cause to be returned, the duly executed Election Form (including a Rep Letter) in accordance with the Meeting Order, so that it is received by the Solicitation/Election Agent on or before the Election Deadline.

(c)
An Electing Eligible Investor that is also a Backstop Party may elect, in accordance with the Election Form, to have its Backstop Commitment reduced by the total funds that such Electing Eligible Investor deposits into escrow on or before the Electing Eligible Investor Funding Deadline in respect of Offering Shares that such Electing Eligible Investor subscribes for pursuant to the exercise of all or part of its Subscription Privilege, provided that such Backstop Commitment shall not be reduced below zero (the “Backstop Commitment Reduction Election”, with a Backstop Party so electing being a “Commitment Reduction Electing Backstopper”).

(d)
Following the issuance of the Sanction Order, but in any event by 5:00 p.m. on the tenth Business Day prior to the expected Implementation Date, Jaguar shall inform each Electing Eligible Investor of (i) the expected Implementation Date, (ii) the number of Offering Shares that, subject to compliance with the procedures described in this Plan, will be acquired by such Electing Eligible Investor on the Implementation Date pursuant to the Subscription Privilege; and (iii) the amount of funds (in cash) required to be deposited in escrow with the Escrow Agent by such Electing Eligible Investor to purchase such Offering Shares pursuant to the Share Offering (the “Electing Eligible Investor Funding Amount”) by the Electing Eligible Investor Funding Deadline.

(e)
Each Electing Eligible Investor must deposit its Electing Eligible Investor Funding Amount in escrow with the Escrow Agent so that it is received by the Escrow Agent by no later than 11:00 a.m. on the seventh Business Day prior to the expected Implementation Date (the “Electing Eligible Investor Funding Deadline”). If an Electing Eligible Investor deposits less than the full amount of its Electing Eligible Investor Funding Amount by the Electing Eligible Investor Funding Deadline, then (i) the funds so deposited by such Electing Eligible Investor shall be returned to such Electing Eligible Investor within five Business Days following the Electing Eligible Investor Funding Deadline; and (ii) such Eligible Investor shall be deemed to have ceased, as of the Electing Eligible Investor Funding Deadline, to be an Electing Eligible Investor and its subscription for Offering Shares pursuant to the Subscription Privilege and right to receive Accrued Interest Offering Shares shall be null and void.

(f)
As soon as practicable but in any event no later than 11:00 a.m. one Business Day after  the Electing Eligible Investor Funding Deadline, Jaguar shall inform each Backstop Party (other than a Backstop Party in respect of whom the Backstop Agreement has been terminated) of (i) the total number of Offering Shares not validly subscribed for pursuant to the Subscription Privilege (the “Backstopped Shares”), (ii) the number of Backstopped Shares to be acquired by such Backstop Party pursuant to its Backstop Commitment, based upon its Pro Rata Share of the Backstopped Shares, and (iii) the amount of funds (by way of cash or a letter of credit) required to be deposited in escrow with the Escrow Agent by such party to purchase such Backstopped Shares (the “Backstop Payment Amount”) by the Backstop Funding Deadline.

(g)
Each Backstop Party (other than a Backstop Party in respect of whom the Backstop Agreement has been terminated) shall deliver to the Escrow Agent and the Escrow Agent shall have received, not later than 2:00 p.m. (Toronto time) on the day that is five Business Days prior to the expected Implementation Date (the “Backstop Funding Deadline”), either:

(i)	cash in an amount equal to the full amount of such Backstop Party’s Backstop Payment Amount; or

(ii)
a letter of credit, in form and substance reasonably satisfactory to Jaguar, having a face amount equal to such Backstop Party’s Backstop Payment Amount, and issued by a financial institution having an equity market capitalization of at least $10,000,000,000 and a credit rating of at least A+ from Standard & Poor’s or A1 from Moody’s, in each case: (1) to be held in escrow in accordance with the Escrow Agreement until all conditions to the Share Offering have been satisfied or waived in accordance with the Backstop Agreement and with irrevocable instructions to use such cash or letter of credit, as applicable, to the extent required to enable such Backstop Party to comply with its Backstop Purchase Obligation; and (2) provided for greater certainty that, if a Backstop Party (A) has exercised all or part of its Subscription Privilege and has paid its Electing Eligible Investor Funding Amount on or before the Electing Eligible Investor Funding Deadline, and (B) is a Commitment Reduction Electing Backstopper whose Backstop Commitment has been reduced to zero, such Backstop Party shall not be required to deliver cash or a letter of credit to the Escrow Agent.

(h)
An Electing Eligible Investor who complies with Section 4.1(e) (the “Participating Eligible Investor”) shall participate in the Share Offering and shall be deemed to have subscribed for Offering Shares in an amount equal to the Electing Eligible Investor Funding Amount deposited in escrow with the Escrow Agent by that Participating Eligible Investor in accordance with Section 4.1(e) divided by the Subscription Price (the “Participating Eligible Investor Shares”).

(i)	Each Funding Backstop Party shall be deemed to have subscribed for its Pro Rata Share of the Backstopped Shares.

(j)
On or prior to the Implementation Date, Jaguar shall inform: (i) each Participating Eligible Investor of the number of Accrued Interest Offering Shares to be allocated to such Participating Eligible Investor in accordance with section 5.1(b); and (ii) each Funding Backstop Party of the number of Accrued Interest Offering Shares and the number of Backstop Commitment Shares to be allocated to such Funding Backstop Party in accordance with section 5.1(b).

(k)
In the event of a Backstop Default/Termination, provided that the Backstop Agreement remains in full force and effect with respect to other Backstop Parties thereafter, Jaguar shall, in accordance with the Backstop Agreement, provide the applicable Backstop Parties, or such other parties acceptable to the Backstop Parties and Jaguar in accordance with the Backstop Agreement that will execute a Backstop Consent Agreement, with an opportunity to assume the obligations (and rights) of a Defaulting Backstop Party, Objecting Backstop Party, Breaching Backstop Party or Non-Delivering Backstop Party, as applicable, in each case in accordance with and subject to the terms and conditions of this Plan and the Backstop Agreement.  Any Assuming Backstop Party shall comply with its obligations in connection with its Assumed Backstop Commitment and shall be entitled to receive the applicable Offered Shares under this Plan in connection with such Assumed Backstop Commitment, subject to such Assuming Backstop Party having complied with its obligations under this Plan and the Backstop Agreement and such other terms and conditions under this Plan and the Backstop Agreement.  For greater certainty, any Assuming Backstop Party that has complied with its obligations under this Plan and the Backstop Agreement shall constitute and be treated as a Funding Backstop Party for purposes of this Plan.

ARTICLE 5 – TREATMENT OF CLAIMS

5.1	Treatment of Noteholders

(a)	For the purposes of distributions under this Plan, the Distribution Claim of any Beneficial Noteholder shall be deemed to be equal to its Noteholder’s Allowed Claim.

(b)
On the Implementation Date and in accordance with the steps and sequence as set forth in this Plan, each Noteholder shall and shall be deemed to irrevocably and finally exchange its Notes for the following consideration which shall and shall be deemed to be received in full and final settlement of its Notes and its Noteholder’s Allowed Claim:

(i)	its Pro Rata Share of the Unsecured Creditor Common Shares;

(ii)	its Pro Rata Share of the Early Consent Shares, if such Noteholder is an Early Consenting Noteholder;

(iii)
its Pro Rata Share of Accrued Interest Offering Shares if such Noteholder is a Participating Eligible Investor and/or a Funding Backstop Party, provided that in no event shall a Participating Eligible Investor or a Funding Backstop Party receive a greater number of Accrued Interest Offering Shares than Offering Shares (including Backstopped Shares, as applicable) received by such person.  Any Accrued Interest Offering Shares remaining after the allocation of the Accrued Interest Offering Shares to Participating Eligible Investors and Funding Backstop Parties pursuant to the immediately preceding sentence shall be reallocated among those Participating Eligible Investors and/or Funding Backstop Parties who have received less Accrued Interest Offering Shares than Offering Shares (including Backstopped Shares, as applicable) on a pro rata basis based on Accrued Interest Claims of such Participating Eligible Investors and/or Funding Backstop Parties (calculated as at the Record Date); and

(iv)	its Pro Rata Share of the Backstop Commitment Shares, if such Noteholder is a Funding Backstop Party.

(c)
On the Implementation Date and in accordance with the steps and sequence as set forth in this Plan, each Participating Eligible Investor shall receive its Participating Eligible Investor Shares and each Funding Backstop Party shall receive its Pro Rata Share of the Backstopped Shares.

(d)
After giving effect to the terms of this Section 5.1, the obligations of Jaguar with respect to the Notes of each Noteholder shall, and shall be deemed to, have been irrevocably and finally extinguished and each Noteholder shall have no further right, title or interest in or to the Notes or its Noteholder’s Allowed Claim.

5.2	Treatment of Affected Unsecured Creditors Other Than Noteholders

(a)
On the Implementation Date and in accordance with the steps and sequence as set forth in this Plan, each Affected Unsecured Creditor (except for a Noteholder in respect of its Noteholder’s Allowed Claim, which shall be dealt with in accordance with Section 5.1) shall receive its Pro Rata Share of the Unsecured Creditor Common Shares and shall be deemed to irrevocably and finally exchange its Affected Unsecured Claim for its Pro Rata Share of the Unsecured Creditor Common Shares, which shall and shall be deemed to be received in full and final settlement of its Affected Unsecured Claim.

(b)
After giving effect to the terms of this Section 5.2, the obligations of Jaguar with respect to such Affected Unsecured Creditor’s Affected Unsecured Claim shall, and shall be deemed to, have been irrevocably and finally extinguished and such Affected Unsecured Creditor shall have no further right, title or interest in or to the Affected Unsecured Claim.

(c)
With the consent of the Monitor and the Majority Backstop Parties, an Affected Unsecured Creditor with an Allowed Affected Unsecured Claim who is not a Noteholder may be entitled to participate in the Share Offering for its Pro Rata Share of the Offering Shares (calculated as if the Affected Unsecured Creditor’s Allowed Affected Unsecured Claim was a Noteholder’s Allowed Claim); provided that any such Affected Unsecured Creditor completes and submits an Election Form and Rep Letter on or prior to the Election Deadline and complies with all of the obligations of a Participating Eligible Investor in accordance with the terms and conditions of the Plan, including without limitation Section 4.1(e) hereof, in which case, such Affected Unsecured Creditor shall be treated as an Eligible Investor for the purpose of the Offering Shares and each Eligible Investor’s Subscription Privilege will be adjusted accordingly.

5.3	Treatment of Existing Equity Holders

(a)	Each Existing Shareholder shall retain its Existing Shares subject to the Common Share Consolidation pursuant to Section 7.4(a) and in accordance with the steps and sequences set forth herein.

(b)
Pursuant to this Plan and in accordance with the steps and sequences set forth herein, all Existing Share Options, Rights and the Shareholder Rights Plan shall be cancelled and shall be deemed to be cancelled without the need for any repayment of capital thereof or any other liability, payment or compensation therefor and for greater certainty, no holders of Existing Share Options or Rights shall be entitled to receive any interest, dividends, premium or other payment in connection therewith.

5.4	Equity Claims

All Equity Claims shall be fully, finally and irrevocably and forever compromised, released, discharged, cancelled and barred on the Implementation Date.  Holders of Equity Claims shall not receive any consideration or distributions under this Plan and shall not be entitled to vote on this Plan at the Meeting.  Notwithstanding the foregoing, Existing Shareholders shall be entitled to continue to hold their Existing Shares in accordance with the terms of this Plan, subject to the Common Share Consolidation.

5.5	Claims of the Trustees

The Trustees’ claims under Section 6.07 of the 4.5% Convertible Note Indenture and the 5.5% Convertible Note Indenture shall be unaffected by this Plan.

5.6	Application of Plan Distributions

(a)
All amounts paid or payable hereunder on account of the Noteholders Allowed Claim (including, for greater certainty, any securities received hereunder) shall be applied as follows: (i) first, in respect of the principal amount of the obligations to which such Noteholders Allowed Claim relate, and (ii) second, if such principal amounts have been fully repaid, in respect of any accrued but unpaid interest on such obligations.

(b)	In the event that a Funding Backstop Party is not a Noteholder, such Funding Backstop Party shall receive its Backstop Commitment Shares as a fee.

ARTICLE 6 – MEETING

6.1	Meeting

The Meeting to consider and vote on this Plan shall be conducted in accordance with the terms of the Claims Procedure Order and the Meeting Order.

6.2	Acceptance of Plan

If this Plan is approved by the Required Majority entitled to vote at the Meeting, then this Plan shall be deemed to have been agreed to, accepted and approved by the Affected Unsecured Creditors and shall be binding upon all Affected Unsecured Creditors, if the Sanction Order is granted and the conditions described in Section 12.3 hereof have been satisfied or waived, as applicable.

ARTICLE 7 – IMPLEMENTATION

7.1	Administration Charge

On the Implementation Date, all outstanding, invoiced obligations, liabilities, fees and disbursements secured by the Administration Charge shall be fully paid by the Applicant.   Upon receipt by the Monitor of confirmation from each of the beneficiaries of the Administration Charge that payments of the amounts secured by the Administration Charge have been made, the Monitor shall file a certificate with the Court confirming same and thereafter, the Administration Charge shall be and be deemed to be discharged from the assets of the Applicant, without the need for any other formality.

7.2	Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any members of the Jaguar Group will occur and be effective as of the Implementation Date (or such other date as Jaguar and the Majority Consenting Noteholders may agree), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Sanction Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the Jaguar Group. All necessary approvals to take actions shall be deemed to have been obtained from the directors or the shareholders of the Jaguar Group, as applicable, including the deemed passing by any class of shareholders of any resolution or special resolution and no shareholders’ agreement or agreement between a shareholder and another Person limiting in any way the right to vote shares held by such shareholder or shareholders with respect to any of the steps contemplated by this Plan shall be deemed to be effective and no such agreement shall have any force or effect.

7.3	Fractional Interests

No certificates representing fractional Common Shares shall be allocated under this Plan, and fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Jaguar. Any legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to fractional Common Shares pursuant to this Plan shall be rounded down to the nearest whole number without compensation therefor.

7.4	Implementation Date Transactions

Commencing at the Implementation Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, in the following order in five minute increments and at the times set out in this Section 7.4 (or in such other manner or order or at such other time or times as Jaguar and the Majority Consenting Noteholders may agree, acting reasonably), without any further act or formality required on the part of any Person, except as may be expressly provided herein:

(a)
Articles of Reorganization shall be filed under the OBCA to amend the articles of Jaguar to effect a consolidation (the “Common Share Consolidation”) of the issued and outstanding Common Shares on the basis of one post-consolidation Common Share for each Consolidation Number of Common Shares outstanding immediately prior to the Common Share Consolidation.  Any fractional interests in the consolidated Common Shares will, without any further act or formality, be cancelled without payment of any consideration therefor.  Following the completion of such consolidation, the stated capital of the Common Shares shall be equal to the stated capital of the Common Shares immediately prior to consolidation.

(b)	The following shall occur concurrently:

(i)
the Rights and the Shareholder Rights Plan shall be cancelled and shall be deemed to be cancelled without the need for any repayment of capital thereof or any other compensation therefor and shall cease to be of any further force or effect;

(ii)
any and all Existing Share Options and the Stock Option Plan shall be cancelled and shall be deemed to be cancelled without the need for any repayment of capital thereof or any other compensation therefor and shall cease to be of any further force or effect;

(iii)
if the DSU/RSU/SAR Notice is delivered, the DSU Plan, the RSU Plan and/or the SAR Plan, as set out in the DSU/RSU/SAR Notice shall be cancelled and shall be deemed to be cancelled without the need for any repayment of capital thereof or any other compensation therefor and shall cease to be of any further force or effect; and

(iv)	all Equity Claims shall be fully, finally, irrevocably and forever compromised, released, discharged, cancelled and barred without any consideration or distributions therefor.

(c)	In exchange for, and in full and final settlement of, the Noteholders Allowed Claim as at the Implementation Date, Jaguar shall issue:

(i)	to each Noteholder its Pro Rata Share of Unsecured Creditor Common Shares;

(ii)	to each Early Consenting Noteholder its Pro Rata Share of the Early Consent Shares;

(iii)
to each Participating Eligible Investor and Funding Backstop Party the number of Accrued Interest Offering Shares such Participating Eligible Investor or Funding Backstop Party is entitled to receive in accordance with Section 5.1(b); and

(iv)	to each Funding Backstop Party, its Pro Rata Share of the Backstop Commitment Shares,

which New Common Shares shall be distributed in the manner described in Section 8.2 hereof. Upon issuance of these New Common Shares, the Noteholders Allowed Claim shall and shall be deemed to be irrevocably and finally extinguished and such Noteholder shall have no further right, title or interest in and to the Notes or its Noteholder’s Allowed Claim.

(d)
The Notes and the Indentures will not entitle any Noteholder to any compensation or participation other than as expressly provided for in this Plan and shall be cancelled and will thereupon be null and void, and the obligations of the Applicant thereunder or in any way related thereto shall be satisfied and discharged, except to the extent expressly set forth in section 6.07 of the Indentures, which section shall remain in effect until two months following the Implementation Date or such later date agreed to by the Applicant, the Monitor, the Trustees and the Majority Consenting Noteholders.

(e)
In exchange for, and in full and final settlement of, its Affected Unsecured Claim, Jaguar shall issue to each Affected Unsecured Creditor, other than the Noteholders, its Pro Rata Share of the Unsecured Creditor Common Shares;

(f)	The following shall occur concurrently:

(i)
Jaguar shall issue to each Participating Eligible Investor its Participating Eligible Investor Shares in accordance with Section 5.1(c) hereof in consideration for its Electing Eligible Investor Funding Amount, which Participating Eligible Investor Shares shall be distributed in the manner described in Section 8.2 hereof; and

(ii)
Jaguar shall issue to each Funding Backstop Party the number of Backstopped Shares such Funding Backstop Party is entitled to receive in accordance with Section 5.1(c) hereof in consideration for such Funding Backstop Party’s Backstop Payment Amount, which Backstopped Shares shall be distributed in the manner described in Section 8.2 hereof.

(g)	The releases and injunctions referred to in Section 11 shall become effective.

(h)	The directors of Jaguar immediately prior to the Implementation Time shall be deemed to have resigned and the New Board shall be deemed to have been appointed.

(i)
The Escrow Agent shall be deemed to be holding the Electing Eligible Investor Funding Amounts and the Backstop Payment Amounts for Jaguar and shall release from escrow such amounts to Jaguar in accordance with the Escrow Agreement.

(j)
Jaguar shall pay: (i) all of the reasonable fees and expenses of the Advisors for services rendered to the Ad Hoc Committee up to and including the Implementation Date, (ii) the reasonable accrued and unpaid third party expenses of any of the Consenting Noteholders up to an amount agreed to by the Majority Backstop Parties; (iii) the fees and expenses of Jaguar’s financial advisors in connection with the transactions contemplated under this Plan pursuant to their engagement letter, as amended, with Jaguar, subject to a maximum amount agreed to by the Majority Backstop Parties, (iv) the reasonable fees and expenses of Jaguar’s Canadian and U.S. legal advisors and legal advisor to the special committee of the board of directors of Jaguar, and (v) amounts owing to the Trustees under Section 6.07 of the 4.5% Convertible Note Indenture and the 5.5% Convertible Note Indenture

ARTICLE 8 – ISSUANCE AND DISTRIBUTION OF NEW COMMON SHARES

8.1	Issuance of New Common Shares

All New Common Shares issued and outstanding as part of the implementation of this Plan shall be deemed to be issued and outstanding as fully-paid and non-assessable.  The amount added to the stated capital of the Common Shares as a result of the issuance of New Common Shares in accordance with this Plan shall be equal to the fair market value of the consideration received by Jaguar for the issuance of such New Common Shares.

8.2	Delivery of New Common Shares

(a)
Jaguar shall use its commercially reasonable best efforts to cause the delivery of the New Common Shares to be distributed under this Plan no later than the second Business Day following the Implementation Date (or such other date as Jaguar and the Majority Consenting Noteholders may agree).

(b)
The Notes are held by DTC (as sole Registered Holder) through its nominee company CEDE & Co.  DTC will surrender, or will cause the surrender of, the certificates, if any, representing the Notes to the Trustees in exchange for New Common Shares as contemplated in this Plan.

(c)
The delivery of Unsecured Creditor Common Shares to Noteholders in exchange for the Notes will be made through the facilities of DTC to Participant Holders who, in turn will make delivery of the Unsecured Creditor Common Shares to the Beneficial Noteholders pursuant to standing instructions and customary practices of DTC.  If for any reason the New Common Shares are not DTC eligible, then the delivery of the Unsecured Creditor Common Shares shall be made (at the election of Jaguar with the consent of the Monitor and the Majority Consenting Noteholders) either (i) by delivery of a Direct Registration System Advice to each Noteholder or (ii) by delivery of a share certificate to each Noteholder, in either case based on registration instructions received by, or on behalf of, the Monitor from Participant Holders in such manner as the Monitor determines reasonable in the circumstances.

(d)
The delivery of Early Consent Shares to Early Consenting Noteholders will be made (at the election of Jaguar with the consent of the Monitor and the Majority Consenting Noteholders) either: (i) by delivery of a Direct Registration System Advice to each Early Consenting Noteholder; or (ii) by delivery of a share certificate to each Early Consenting Noteholder, in any case based on registration and delivery instructions contained in the Rep Letter.

(e)
The delivery of Offering Shares, Backstopped Shares, Backstop Commitment Shares and Accrued Interest Offering Shares to the Participating Eligible Investors and the Funding Backstop Parties will be made (at the election of Jaguar with the consent of the Monitor and the Majority Consenting Noteholders) either (i) by delivery of a Direct Registration System Advice to each Participating Eligible Investor and Funding Backstop Party or (ii) by delivery of a share certificate to each Participating Eligible Investor and Funding Backstop Party, in either case based on registration and delivery instructions contained in the Election Forms in the case of Participating Eligible Investors and in the Rep Letter in the case of Funding Backstop Parties.

(f)
The delivery of New Common Shares to Affected Unsecured Creditors (other than Noteholders) in consideration for their Affected Unsecured Claims will be made (at the election of Jaguar with the consent of the Monitor and the Majority Consenting Noteholders) either (i) by delivery of a Direct Registration System Advice to each of the Affected Unsecured Creditors (other than Noteholders) or (ii) by delivery of a share certificate to each of the Affected Unsecured Creditors (other than Noteholders), in either case based on registration and delivery instructions received by the Monitor pursuant to the Claims Procedure Order and the Meeting Order.

(g)
Jaguar, the Monitor and the Trustees will have no liability or obligation in respect of all deliveries from DTC, or its nominee, to Participant Holders or from Participant Holders to Beneficial Noteholders.

(h)
Upon receipt of and in accordance with written instructions from the Monitor, the Trustees shall instruct DTC to, and DTC shall: (i) establish an escrow position representing the respective positions of the Noteholders as of the Implementation Date for the purpose of making distributions to the Noteholders on and after the Implementation Date; and (ii) block any further trading in the Notes, effective as of the close of business on the Distribution Record Date, all in accordance with the customary practices and procedures of DTC.

(i)
Unless a securities law legend is not required by US Securities Laws, the Direct Registration System Advices and share certificates delivered pursuant to this Section 8.2 shall have legends affixed thereon in substantially the form provided for in the Rep Letter.

8.3	Undeliverable Distributions

If any distribution of New Common Shares is undeliverable (that is for greater certainty that cannot be properly registered or delivered to the intended recipient because of inadequate or incorrect registration or delivery information or otherwise) (an “Undeliverable Distribution”) it shall be delivered to the Escrow Agent, which shall hold such Undeliverable Distribution in escrow, and administered in accordance with this Section 8.3.  No further distributions in respect of an Undeliverable Distribution shall be made unless and until the Escrow Agent is notified by the applicable Person of its current address and/or registration information, as applicable, at which time the Escrow Agent shall make such distributions to such Person.  All claims for Undeliverable Distributions must be made on or before the date that is the 365th day following the Implementation Date, after which the right to receive distributions under this Plan in respect of such an Undeliverable Distribution shall be fully, finally, irrevocably and forever compromised, released, discharged, cancelled and barred without any compensation therefor, notwithstanding any federal, provincial, or state laws to the contrary, and any New Common Shares that are the subject of such Undeliverable Distribution shall be cancelled.

ARTICLE 9 – RELEASE OF FUNDS FROM ESCROW

9.1	Release of Funds from Escrow

The Escrow Agent shall release any Electing Eligible Investor Funding Amounts and Backstop Payment Amounts, or portions thereof, as follows and in accordance with the terms of the Escrow Agreement:

(a)
If an Electing Eligible Investor deposits less than the full amount of its Electing Eligible Investor Funding Amount by the Electing Eligible Investor Funding Deadline, such party shall cease to be an Electing Eligible Investor and the Escrow Agent shall return such funds so deposited by such Electing Eligible Investor to such Electing Eligible Investor in accordance with Section 4.1(e) hereof.

(b)
On the Implementation Date, the Escrow Agent shall release from escrow to Jaguar, at the applicable time, the applicable Electing Eligible Investor Funding Amounts and Backstop Payment Amounts pursuant to and in accordance with Section 7.4 hereof.

(c)
If this Plan is terminated for any reason or not implemented in accordance with the terms hereof by the Outside Date, the Escrow Agent shall as soon as practicable return all Electing Eligible Investor Funding Amounts and Backstop Payment Amounts to the applicable Participating Eligible Investors and Funding Backstop Parties.

(d)
If any Electing Eligible Investor or Funding Backstop Party provides to the Escrow Agent more than its applicable Electing Eligible Investor Funding Amount or Backstop Payment Amount under this Plan, the Escrow Agent shall as soon as practicable return any excess funds to such Electing Eligible Investor or Funding Backstop Party.

ARTICLE 10 – PROCEDURE FOR DISTRIBUTIONS REGARDING DISPUTED DISTRIBUTION CLAIMS

10.1	No Distribution Pending Allowance

An Affected Unsecured Creditor holding a Disputed Distribution Claim will not be entitled to receive a distribution under the Plan in respect of such Disputed Distribution Claim or any portion thereof unless and until, and then only to the extent that, such Disputed Distribution Claim becomes an Allowed Affected Unsecured Claim.

10.2	Distributions After Disputed Distribution Claims Resolved

(a)	Unsecured Creditor Common Shares in relation to a Disputed Distribution Claim of an Affected Unsecured Creditor will be, on or prior to the Implementation Date, either:

(i) issued by the Applicant and held by the Applicant, in a segregated account; or

(ii) authorized by the Applicant’s board of directors for issuance by the Applicant,

which in either case shall constitute the Disputed Distribution Claims Reserve for the benefit of the Affected Unsecured Creditors with Allowed Affected Unsecured Claims until the final determination of the Disputed Distribution Claim in accordance with the Claims Procedure Order and this Plan.

(b)
To the extent that any Disputed Distribution Claim becomes an Allowed Affected Unsecured Claim in accordance with this Plan, the Applicant shall distribute to the holder of such Allowed Affected Unsecured Claim, that number of Unsecured Creditor Common Shares from the Disputed Distribution Claims Reserve equal to such Affected Unsecured Creditor’s Pro Rata Share of Unsecured Creditor Common Shares.

(c)
On the date that all Disputed Distribution Claims have been finally resolved in accordance with the Claims Procedure Order and any required distributions contemplated in section (b) have been made, if (i) the aggregate number of Unsecured Creditor Common Shares remaining in the Disputed Distribution Claims Reserve is less than 14,000, the Applicant shall cancel those Unsecured Creditor Common Shares; or (ii) the aggregate number of Unsecured Creditor Common Shares remaining in the Disputed Distribution Claims Reserve is equal to or greater than 14,000, the Applicant shall distribute such Unsecured Creditor Common Shares to the Affected Unsecured Creditors with Allowed Affected Unsecured Claims such that after giving effect to such distributions each such Affected Unsecured Creditor has received its applicable Pro Rata Share of such Unsecured Creditor Common Shares.

ARTICLE 11– RELEASES

11.1	Release

(a)	On the Implementation Date, the following shall be fully, finally, irrevocably and forever compromised, released, discharged, cancelled and barred:

(i)	all Affected Unsecured Claims;

(ii)	all Equity Claims;

(iii)
all Director/Officer Claims other than Continuing Other Director/Officer Claims and Non-Released Director/Officer Claims and also (for greater certainty) excluding Section 5.1(2) Director/Officer Claims and any Agreed Excluded Director/Officer Litigation Claims; provided that any Section 5.1(2) Director/Officer Claims and any Agreed Excluded Director/Officer Litigation Claims shall be limited to recovery from any insurance proceeds payable in respect of such Section 5.1(2) Director/Officer Claims or Agreed Excluded Director/Officer Litigation Claims, as applicable, pursuant to the Director/Officer Insurance Policies, and any Persons with any such Section 5.1(2) Director/Officer Claims or Agreed Excluded Director/Officer Litigation Claims shall have no right to, and shall not, make any claim or seek any recoveries from any Person (including Jaguar, any of its Subsidiaries or any Director or Officer), other than enforcing such Person’s rights to be paid from the proceeds of a Director/Officer Insurance Policy by the applicable insurer(s); provided that nothing in this Plan shall prejudice, compromise, release or otherwise affect any right or defence of any insurer in respect of a Director/Officer Insurance Policy or any insured in respect of a Section 5.1(2) Director/Officer Claim or Agreed Excluded Director/Officer Litigation Claim; and

(iv)	all Director/Officer Indemnity Claims.

(b)
On the Implementation Date, the Applicant, the Subsidiaries, and each of their respective financial advisors, legal counsel and agents, the Monitor, legal counsel to the Monitor, and legal counsel to the special committee of the board of directors of Jaguar (collectively, the “Released Parties”) shall be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including any Person who may claim contribution or indemnification against or from them) may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Implementation Date that are in any way relating to, arising out of or in connection with (i) the restructuring, disclaimer, resiliation, breach or termination of any contract, lease, agreement or other arrangement, whether written or oral; (ii) the business and affairs of the Applicant or the Subsidiaries; (iii) the Notes; (iv) the Indentures; (v) the Existing Shares; (vi) the Existing Share Options; (vii) the Shareholder Rights Plan; (viii) Equity Claims; (ix) the Support Agreement; (x) the Backstop Agreement; (xi) this Plan; or (xii) the CCAA Proceedings; provided, however, that nothing in this Section 11.1 will release or discharge:

(i)
the Applicant or any of the Subsidiaries from or in respect of (x) any Excluded Claim, (y) its obligation to Affected Unsecured Creditors under this Plan or under any Order, or (z) its obligations under the Backstop Agreement or the Support Agreement; provided that any Agreed Excluded Jaguar Litigation Claims shall be limited to recovery from any insurance proceeds payable in respect of such Agreed Excluded Jaguar Litigation Claims pursuant to the Jaguar Insurance Policies, and any Persons with any such Agreed Excluded Jaguar Litigation Claims against the Applicant shall have no right to, and shall not, make any claim or seek any recoveries from any Person (including Jaguar, any of its Subsidiaries or any Director or Officer), other than enforcing such Person’s rights to be paid from the proceeds of a Jaguar Insurance Policy by the applicable insurer(s); provided further that nothing in this Plan shall prejudice, compromise, release or otherwise affect any right or defence of any insurer in respect of a Jaguar Insurance Policy or any insured in respect of an Agreed Excluded Jaguar Litigation Claim; or

(ii)	a Released Party if the Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed fraud or wilful misconduct.

(c)
At the Implementation Time, each of the Noteholders, the Ad Hoc Committee, the Trustees, and each of their respective present and former shareholders, officers, directors, and the Advisors and the Trustees’ counsel (collectively, the “Noteholder Released Parties”) will be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including any Person who may claim contribution or indemnification against or from them) may be entitled to assert whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Implementation Date that are in any way relating to, arising out of or in connection with: (i) the Notes; (ii) the Indentures; (iii) the Existing Shares; (iv) the Existing Share Options; (v) the Shareholder Rights Plan; (vi) Equity Claims; (vii) the Support Agreement; (viii) the Backstop Agreement; (ix) this Plan; or (x) the CCAA Proceedings, and any other matters or actions related directly or indirectly to the foregoing; provided that nothing in this Section 11.1(c) will release or discharge a Noteholder Released Party in respect of their obligations under this Plan, the Backstop Agreement, the Support Agreement, any Election Form and provided further that nothing in this Section 11.1(c) will release or discharge a Noteholder Released Party if the Noteholder Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed fraud or wilful misconduct.

11.2	Injunctions

All Persons (regardless of whether or not such Persons are Affected Unsecured Creditors) are permanently and forever barred, estopped, stayed and enjoined, on and after the Implementation Time, with respect to any and all Released Claims or Noteholder Released Claims, from (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Released Parties, the Named Directors and Officers and the Noteholder Released Parties; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties, the Named Directors and Officers and Noteholder Released Parties or their property; (iii) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits or demands, including without limitation, by way of contribution or indemnity or other relief, in common law, or in equity, or for breach of trust or breach of fiduciary duty or under the provisions of any statute or regulation, or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against any Person who makes such a claim or might reasonably be expected to make such a claim, in any manner or forum, against one or more of the Released Parties, the Named Directors and Officers and Noteholder Released Parties; (iv) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties, the Named Directors and Officers and Noteholder Released Parties or their property; or (v) taking any actions to interfere with the implementation or consummation of this Plan; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan.  For greater certainty, the provisions of this Section 11.2 shall apply to Section 5.1(2) Director/Officer Claims, Agreed Excluded Director/Officer Litigation Claims and Agreed Excluded Jaguar Litigation Claims in the same manner as Released Claims, except to the extent that the rights of a holder of such Section 5.1(2) Director/Officer Claims, Agreed Excluded Director/Officer Litigation Claims and/or Agreed Excluded Jaguar Litigation Claims to enforce such claims against an insurer in respect of a Directors/Officer Insurance Policy and/or a Jaguar Insurance Policy, as applicable, are expressly preserved pursuant to Section 11.1(a)(iii) and/or Section 11.1(b)(i) hereof.

11.3	Timing of Releases and Injunctions

All releases and injunctions set forth in this Article 11 shall become effective on the Implementation Date at the time or times and in the manner set forth in Section 7.4 hereof.

11.4	Knowledge of Claims

Each Person to which Section 11.1 hereof applies shall be deemed to have granted the releases set forth in Section 11.1 notwithstanding that it may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such party expressly waives any and all rights that it may have under any applicable law which would limit the effect of such releases to those Claims or causes of action known or suspected to exist at the time of the granting of the release.

ARTICLE 12 – COURT SANCTION, CONDITIONS PRECEDENT AND IMPLEMENTATION

12.1	Application for Sanction Order

If this Plan is approved by the Required Majority, the Applicant shall apply for the Sanction Order on the date set for the hearing for the Sanction Order or such later date as the Court may set.

12.2	Sanction Order

The Sanction Order shall, among other things, declare that:

(a)
(i) this Plan has been approved by the Required Majority entitled to vote at the Meeting in conformity with the CCAA; (ii) the Applicant acted in good faith and has complied with the provisions of the CCAA and the Orders made in the CCAA Proceedings in all respects; (iii) the Court is satisfied that the Applicant has not done nor purported to do anything that is not authorized by the CCAA; and (iv) this Plan and the transactions contemplated by it are fair and reasonable;

(b)
this Plan (including the arrangements and releases set out herein) has been sanctioned and approved pursuant to section 6 of the CCAA and will be binding and effective as herein set out on the Applicant, all Affected Unsecured Creditors, all holders of Equity Claims and all other Persons as provided for in this Plan or in the Sanction Order;

(c)
subject to the performance by the Applicant of its obligations under this Plan, and except to the extent expressly contemplated by this Plan or the Sanction Order, all obligations or agreements to which the Applicant is a party immediately prior to the Implementation Time, will be and shall remain in full force and effect as at the Implementation Date, unamended except as they may have been amended by agreement of the parties subsequent to the Filing Date, and no Person who is a party to any such obligations or agreements shall, following the Implementation Date, accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right (including any right of set-off, option, dilution or other remedy) or make any demand under or in respect of any such obligation or agreement, by reason of:

(i)	any defaults or events of default arising as a result of the insolvency of the Applicant prior to the Implementation Date;

(ii)
any change of control of the Applicant arising from implementation of this Plan (except in respect of existing, written senior officer and employee employment agreements of Persons who remain senior officers and employees of Jaguar as of the Implementation Date and any payments due under such agreements, which may only be waived by the senior officers and employees who are parties to such agreements);

(iii)	the fact that the Applicant has sought or obtained relief under the CCAA or that this Plan has been implemented by the Applicant;

(iv)	the effect on the Applicant of the completion of any of the transactions contemplated by this Plan;

(v)	any compromises or arrangements effected pursuant to this Plan; or

(vi)
any other event(s) which occurred on or prior to the Implementation Date which would have entitled any Person to enforce rights and remedies, subject to any express provisions to the contrary in any agreements entered into with the Applicant after the Filing Date.

For greater certainty, nothing in this paragraph 12.2(c) shall waive, compromise or discharge any obligations of the Applicant in respect of any Excluded Claim;

(d)
the commencement or prosecution, whether directly, indirectly, derivatively or otherwise, of any demands, claims, actions, counterclaims, suits, judgment, or other remedy or recovery as described in Section 11.2 hereof shall be permanently enjoined;

(e)
the releases effected by this Plan shall be approved, and declared to be binding and effective as of the Implementation Date upon all Affected Unsecured Creditors, holders of Equity Claims and all other Persons affected by this Plan and shall enure to the benefit of all such Persons;

(f)
from and after the Implementation Date, all Persons with an Affected Unsecured Claim shall be deemed to (i) have consented and agreed to all of the provisions of this Plan as an entirety; and (ii) each Affected Unsecured Creditor shall be deemed to have granted, and executed and delivered to the Applicant all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety.

12.3	Conditions to Plan Implementation

The implementation of this Plan shall be conditional upon the fulfillment, satisfaction or waiver (to the extent permitted by Section 12.4 hereof) of the following conditions:

(a)
The Court shall have granted the Sanction Order, the operation and effect of which shall not have been stayed, reversed or amended, and in the event of an appeal or application for leave to appeal, final determination shall have been made by the applicable appellate court;

(b)	No Applicable Law shall have been passed and become effective, the effect of which makes the consummation of this Plan illegal or otherwise prohibited;

(c)	All necessary judicial consents and any other necessary or desirable third party consents, if any, to deliver and implement all matters related to this Plan shall have been obtained;

(d)
All documents necessary to give effect to all material provisions of this Plan (including the Sanction Order, this Plan, the Share Offering and the Common Share Consolidation and all documents related thereto) shall have been executed and/or delivered by all relevant Persons in form and substance satisfactory to the Applicant and the Majority Consenting Noteholders;

(e)
All required stakeholder, regulatory and Court approvals, consents, waivers and filings shall have been obtained or made, as applicable, on terms satisfactory to the Majority Consenting Noteholders and the Company, each acting reasonably and in good faith;

(f)
All senior officer and employee employment agreements shall have been modified to reflect the revised capital structure of Jaguar following implementation of the Plan, including, without limitation, to provide that the implementation of the Plan does not constitute a change of control under such employment agreements, and no change of control payments shall be owing or payable to Jaguar’s officers or employees in connection with the implementation of the Plan;

(g)	The DSU Plan, the RSU Plan and the SAR Plan shall have been addressed in a manner acceptable to Jaguar and the Majority Consenting Noteholders;

(h)	The Articles of Reorganization shall have been filed under the OBCA;

(i)
All material filings under applicable Laws shall have been made and any material regulatory consents or approvals that are required in connection with this Plan shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(j)
The New Common Shares shall have been conditionally approved for listing on the TSX, the TSXV or such other Designated Offshore Securities Market acceptable to the Majority Consenting Noteholders without any vote or approval of the Existing Shareholders, subject only to receipt of customary final documentation;

(k)
All conditions to implementation of this Plan set out in the Support Agreement (which for greater certainty include the conditions set out in sections 9(a), (b) and (c) of the Support Agreement) shall have been satisfied or waived in accordance with their terms and the Support Agreement shall not have been terminated;

(l)
All conditions to implementation of this Plan set out in the Backstop Agreement (which for greater certainty include the conditions set out in sections 7(a), (b) and (c) of the Backstop Agreement) shall have been satisfied or waived in accordance with their terms, and the Backstop Agreement shall not have been terminated;

(m)
The issuance of the Unsecured Creditor Common Shares and Early Consent Shares shall be exempt from registration under the US Securities Act pursuant to the provisions of section 3(a)(10) of the US Securities Act; and

(n)	No insurer under a Director/Officer Insurance Policy or a Jaguar Insurance Policy shall have an unresolved objection, filed in the CCAA Proceedings, to the implementation of this Plan.

12.4	Waiver of Conditions

The Applicant and the Majority Consenting Noteholders may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, to the extent and on such terms as such parties may agree to provided however that the conditions set out in Section 12.3(a) cannot be waived and that the conditions set out in Section 12.3(l) can only be waived by the Applicant and the Majority Backstop Parties.

12.5	Implementation Provisions

If the conditions contained in Section 12.3 are not satisfied or waived (to the extent permitted under Section 12.4) by the Outside Date, unless the Applicant and the Majority Consenting Noteholders agree in writing to extend such period, this Plan and the Sanction Order shall cease to have any further force or effect and will not be binding on any Person.

12.6	Monitor’s Certificate of Plan Implementation

Upon written notice from the Applicant (or counsel on its behalf) and Goodmans LLP on behalf of the Majority Consenting Noteholders and the Majority Backstop Parties to the Monitor that the conditions to Plan implementation set out in Section 12.3, have been satisfied or waived, the Monitor shall, as soon as possible following receipt of such written notice, deliver to the Applicant and Goodmans LLP on behalf of the Majority Consenting Noteholders and the Majority Backstop Parties, and file with the Court, a certificate which states that all conditions precedent set out in Section 12.3 have been satisfied or waived and that the Implementation Date has occurred.

ARTICLE 13 – GENERAL

13.1	Waiver of Defaults

Subject to the performance by the Applicant of its obligations under this Plan, and except to the extent expressly contemplated by this Plan or the Sanction Order, no Person who is a party to any obligations or agreements with the Applicant or any Subsidiary shall, following the Implementation Date, accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right (including any right of set-off, option, dilution or other remedy) or make any demand under or in respect of any such obligation or agreement, by reason of:

(a)	any defaults or events of default arising as a result of the insolvency of the Applicant prior to the Implementation Date;

(b)
any change of control of the Applicant or any Subsidiary arising from implementation of this Plan (except in respect of existing, written senior officer and employee employment agreements of Persons who remain senior officers and employees of Jaguar as of the Implementation Date and any payments due under such agreements, which may only be waived by the senior officers and employees who are parties to such agreements);

(c)	the fact that the Applicant has sought or obtained relief under the CCAA or that this Plan has been implemented by the Applicant;

(d)	the effect on the Applicant or any Subsidiary of the completion of any of the transactions contemplated by this Plan;

(e)	any compromises or arrangements effected pursuant to this Plan; or

(f)
any other event(s) which occurred on or prior to the Implementation Date which would have entitled any Person to enforce rights and remedies, subject to any express provisions to the contrary in any agreements entered into with the Applicant after the Filing Date.

For greater certainty, nothing in this paragraph 13.1 shall waive, compromise or discharge any obligations of the Applicant in respect of any Excluded Claim.

13.2	Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

13.3	Non-Consummation

The Applicant reserves the right to revoke or withdraw this Plan at any time prior to the Implementation Date, with the consent of the Monitor and the Majority Consenting Noteholders.

If the Implementation Date does not occur on or before the Outside Date (as the same may be extended in accordance with the terms hereof and of the Support Agreement), or if this Plan is otherwise withdrawn in accordance with its terms: (a) this Plan shall be null and void in all respects, and (b) nothing contained in this Plan, and no acts taken in preparation for consummation of this Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against the Jaguar Group, their respective successors or any other Person; (ii) prejudice in any manner the rights of the Jaguar Group, their respective successors or any other Person in any further proceedings involving the Jaguar Group or their respective successors; or (iii) constitute an admission of any sort by the Jaguar Group, their respective successors or any other Person.

13.4	Modification of Plan

(a)
The Applicant may, at any time and from time to time, amend, restate, modify and/or supplement this Plan with the consent of the Monitor and the Majority Consenting Noteholders, provided that: any such amendment, restatement, modification or supplement must be contained in a written document that is filed with the Court and:

(i)
if made prior to or at the Meeting: (A) the Monitor, the Applicant or the Chair (as defined in the Meeting Order) shall communicate the details of any such amendment, restatement, modification and/or supplement to Affected Unsecured Creditors and other Persons present at the Meeting prior to any vote being taken at the Meeting; (B) the Applicant shall provide notice to the service list of any such amendment, restatement, modification and/or supplement and shall file a copy thereof with the Court forthwith and in any event prior to the Court hearing in respect of the Sanction Order; and (C) the Monitor shall post an electronic copy of such amendment, restatement, modification and/or supplement on the Monitor’s Website forthwith and in any event prior to the Court hearing in respect of the Sanction Order; and

(ii)
if made following the Meeting: (A) the Applicant shall provide notice to the service list of any such amendment, restatement, modification and/or supplement and shall file a copy thereof with the Court; (B) the Monitor shall post an electronic copy of such amendment, restatement, modification and/or supplement on the Monitor’s Website; and (C) such amendment, restatement, modification and/or supplement shall require the approval of the Court following notice to the Affected Unsecured Creditors.

(b)
Notwithstanding Section 13.4(a) hereof, any amendment, restatement, modification or supplement may be made by the Applicant: (i) if prior to the date of the Sanction Order, with the consent of the Monitor and the Majority Consenting Noteholders; and (ii) if after the date of the Sanction Order, with the consent of the Monitor and the Majority Consenting Noteholders and upon approval by the Court, provided in each case that it concerns a matter that, in the opinion of the Applicant, acting reasonably, is of an administrative nature required to better give effect to the implementation of this Plan and the Sanction Order or to cure any errors, omissions or ambiguities and is not materially adverse to the financial or economic interests of the Affected Unsecured Creditors.

(c)
Any amended, restated, modified or supplementary plan or plans of compromise filed with the Court and, if required by this section, approved by the Court, shall, for all purposes, be and be deemed to be a part of and incorporated in this Plan.

13.5	Severability of Plan Provisions

If, prior to the Implementation Time, any term or provision of this Plan is held by the Court to be invalid, void or unenforceable, at the request of the Applicant, made with the consent of the Majority Consenting Noteholders (acting reasonably), the Court shall have the power to either (a) sever such term or provision from the balance of this Plan and provide the Applicant and the Majority Consenting Noteholders with the option to proceed with the implementation of the balance of this Plan as of and with effect from the Implementation Time, or (b) alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted, provided that the Majority Consenting Noteholders have approved such alteration or interpretation, acting reasonably. Notwithstanding any such holding, alteration or interpretation, and provided that this Plan is implemented, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

13.6	Preservation of Rights of Action

Except as otherwise provided in this Plan or in the Sanction Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, following the Implementation Date, the Applicant will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Applicant may hold against any Person or entity without further approval of the Court.

13.7	Responsibilities of Monitor

FTI Consulting Canada Inc. is acting in its capacity as Monitor in the CCAA Proceedings with respect to the Applicant and this Plan and not in its personal or corporate capacity, and will not be responsible or liable for any obligations of the Applicant under the Plan or otherwise.

13.8	Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, ordinary mail, email or by facsimile addressed to the respective Parties as follows:

(a)	c/o Jaguar Mining Inc.
67 Yonge Street, Suite 1203
Toronto, Ontario M5E 1J8

	Attention:	David Petroff
	Email:	david.petroff@jaguarmining.com

with a required copy (which shall not be deemed notice) to:

Norton Rose Fulbright Canada LLP
Royal Bank Plaza, South Tower, Suite 3800
200 Bay Street P.O. Box 84
Toronto, Ontario M5J 2Z4

	Attention:	Walied Soliman and Evan Cobb
	Fax:	(416) 216-3930
	Email:	walied.soliman@nortonrosefulbright.com
evan.cobb@nortonrosefulbright.com

(b)	If to the Ad Hoc Committee of Noteholders:

Goodmans LLP
Suite 3400
333 Bay Street
Bay Adelaide Centre
Toronto, Ontario M5H 2S7

	Attention:	Rob Chadwick and Melaney Wagner
	Fax:	(416) 979-1234
	Email	rchadwick@goodmans.ca
mwagner@goodmans.ca

(c)	If to the Monitor, at:

FTI Consulting Canada Inc.
TD Waterhouse Tower
Suite 2010
79 Wellington Street
Toronto, Ontario M5K 1G8

	Attention:	Greg Watson and Jodi Porepa
	Fax:	(416) 649-8101
	Email:	Greg.Watson@fticonsulting.com
Jodi.Porepa@fticonsulting.com

With a required copy (which shall not be deemed notice) to:

Osler, Hoskin & Harcourt LLP
Box 50
1 First Canadian Place
Toronto, Ontario M5X 1B8

	Attention:	Marc Wasserman
	Fax:	(416) 862-6666
	Email:	mwasserman@osler.com

or to such other address as any Party may from time to time notify the others in accordance with this Section 13.8. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or emailing, provided that such day in either event is a Business Day and the communication is so delivered, faxed or emailed before 5:00 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day.

13.9	Consent of Majority Consenting Noteholders or Majority Backstop Parties

For the purposes of this Plan, any matter requiring the agreement, waiver, consent or approval of the Majority Consenting Noteholders or the Majority Backstop Parties shall be deemed to have been agreed to, waived, consented to or approved by such Majority Consenting Noteholders or Majority Backstop Parties if such matter is agreed to, waived, consented to or approved in writing by Goodmans LLP, provided that Goodmans LLP expressly confirms in writing (which can be by way of e-mail) that it is providing such agreement, consent, waiver or approval on behalf of the Majority Consenting Noteholders or the Majority Backstop Parties, as applicable.

13.10	Paramountcy

From and after the Implementation Time on the Implementation Date, any conflict between:

(a)	this Plan; and

(b)
the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, note, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between any Person and the Applicant and/or the Subsidiaries as at the Implementation Date,

will be deemed to be governed by the terms, conditions and provisions of this Plan and the Sanction Order, which shall take precedence and priority.

13.11	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality, each of the Persons named or referred to in, or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

Schedule “A”

Agreed Excluded Director/Officer Litigation Claims

(i) Claims asserted by Daniel R. Titcomb; Robert J. Lloyd; James M. Roller; William E. Dow; Jeffrey Kirchhoff  and/or Brazilian Resources, Inc. (collectively, the “New Hampshire Litigation Plaintiffs”) in the proceeding in the United States District Court for the District of New Hampshire bearing Civil Action No. 1:13-cv-00428-JL against Gary E. German, Gilmour Clausen, John Andrews, Richard Falconer, David Petroff and Frederick Hermann (collectively, the “Director/Officer Defendants”); and

(ii) those claims of the New Hampshire Litigation Plaintiffs against the Director/Officer Defendants as allowed in accordance with and subject to the terms of paragraph 3 of the Minutes of Settlement dated February 5, 2014 between the New Hampshire Litigation Plaintiffs and Jaguar Mining Inc.

Schedule “B”

Agreed Excluded Jaguar Litigation Claims

(i) Claims asserted by Daniel R. Titcomb; Robert J. Lloyd; James M. Roller; William E. Dow; Jeffrey Kirchhoff  and/or Brazilian Resources, Inc. (collectively, the “New Hampshire Litigation Plaintiffs”) in the proceeding in the United States District Court for the District of New Hampshire bearing Civil Action No. 1:13-cv-00428-JL against Jaguar Mining Inc.; and

(ii) those claims of the New Hampshire Litigation Plaintiffs against Jaguar Mining Inc. as allowed in accordance with and subject to the terms of paragraph 4 of the Minutes of Settlement dated February 5, 2014 between the New Hampshire Litigation Plaintiffs and Jaguar Mining Inc.

Schedule “C”

Agreed Excluded Litigation Claimants

Daniel R. Titcomb

Robert J. Lloyd

James M. Roller

William E. Dow

Jeffrey Kirchhoff

Brazilian Resources, Inc.